Exhibit 21.1

Subsidiaries of Helix Energy Solutions Group, Inc.
As of December 31, 2011

Name of Subsidiary	Jurisdiction of Formation

Canyon Offshore, Inc.	Texas
Canyon Offshore Limited	Scotland
Canyon Offshore International Corp.	Texas
Helix Energy Solutions BV	The Netherlands
Helix Energy Solutions (U.K.) Limited	Scotland
Helix Well Ops (U.K.) Limited	Scotland
Helix HR Services Limited	Scotland
Helix Offshore Crewing Services Pte Ltd	Singapore
Helix Well Ops Inc.	Texas
Energy Resource Technology GOM, Inc.	Delaware
CKB Petroleum, Inc.	Texas
Energy Resource Technology (U.K.) Limited	Scotland
Cal Dive I-Title XI, Inc.	Texas
Helix Vessel Holdings LLC	Delaware
Neptune Vessel Holdings LLC	Delaware
Caesar Holding Co LLC	Delaware
Vulcan Marine Technology LLC	Delaware
Helix Offshore Ltd.	Cayman Islands
Helix Subsea Construction, Inc.	Delaware
Kommandor LLC (81% interest)	Delaware
Helix Energy Services Pte Limited	Singapore
AGR-Helix Floating Production Limited (50%)	Cayman Islands
Helix Well Ops SEA Pty Ltd	Australia
Helix Energy Services Pty Ltd	Australia
Helix Ingleside LLC	Delaware
Helix Energy Services (Cyprus) Limited	Cyprus
Deepwater Gateway, L.L.C. (50%)	Delaware
Helix Do Brasil Servicos De Petróleo Ltda	Brazilian Limitada
Helix Offshore International, Inc.	Texas
Helix RDS SDN BHD	Malaysia
Independence Hub, LLC (20%)	Delaware
Intercoastal Vessel Services Ltd. (49%)	Cayman Islands
Pacific Shelf 1590 Limited	Scotland
Clough Helix JV Pty Ltd	Australia
ERT Camelot Limited	Scotland
Offshore Well Services, S. de R.L. de C.V.	Mexico
Well Ops SEA Pty Ltd.	Australia